Exhibit 99.1

For investor information contact:

Heidi Flannery, Investor Relations

(510) 743-1718

investor@volterra.com

Volterra Names Craig Teuscher Chief Operating Officer

FREMONT, Calif., January 8, 2013 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that company co-founder Dr. Craig Teuscher has been appointed to the newly created position of Chief Operating Officer. In his new capacity, he will oversee all sales, operations and product groups for the company, and will continue to report to President and Chief Executive Officer Jeff Staszak.

“I’m proud to be able to announce this promotion, as Craig has been a driving force in Volterra’s growth over the past 16 years” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “In his new role, I believe that Craig’s experience and insight will further enhance our ability to effectively execute on our company strategy.”

Dr. Teuscher was an original co-founder of Volterra in 1996 and has served in several key executive roles with the company, including as Vice President of Worldwide Sales and Applications Engineering, Senior Vice President of Operations, Manufacturing Engineering and Quality Assurance and most recently as Senior Vice President of Notebook Products Group. Dr. Teuscher holds a B.S. in Electrical Engineering from Princeton University and an M.S. in Electrical Engineering and Ph.D. in Electrical Engineering from the University of California at Berkeley.

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The Company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.